Exhibit 10.1

Loan Agreement

Borrower: SkyPeople Juice Group Co., Ltd.
Address: 16F, China Development Bank Tower, No. 2 Gaoxin 1st RD, Xi’an China

Lender: SkyPeople International Holdings Group Limited
Address: Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112  Cayman Islands

Whereas, the Borrower is willing to borrow loan (in US dollars) from the Lender; and the Lender is also willing to provide loan (in US dollars) to the Borrower. The purpose of this loan is to develop sales network and channels of Hedetang-branded fruit juice beverages in emerging markets in China. Both parties shall obey relevant provisions of the “Contract Law of the People’s Republic of China” and the “Interim Measures on the Management of Foreign Debts.” Through negotiations and equal consultation, the Borrower and the Lender reached the following agreement to be implemented jointly.

Article 1 Currency, Principal Amount and Term of the Loan

1．1  The Currency under this loan agreement is US dollar;

1．2  The principal amount is EIGHT MILLION dollars;

1．3  Term of the loan is one year starting from the date on which the Borrower receives the loan. The term of the loan can be extended for another two years after the maturity date subject to the consent from the Lender. The Lender is entitled to claim the principal amount and corresponding interest within the extended period, after sending the Borrow a written notice three months in advance.

Article 2 Purpose of the Loan

2．1  The purpose of this loan is to develop sales network and channels of Hedetang-branded fruit juice beverages in emerging markets in China.

Article 3 Transferring the Loan.

3．1  The full amount of the principal shall be transferred to the Borrower within 10 working days from the effective date of this agreement.

Article 4 Interest Rate of the Loan

4．1  Interest rate of the loan: the interest rate is 6% per annum. The Borrower shall pay interest to the Lender each year on the fifth day after the anniversary of effective day of this agreement (the “Interest Settlement Date”).

4．2  The Borrower shall pay the interest on the Interest Settlement Date set forth in article 4.1. If the Interest Settlement Date is not a working day for banks, the Interest Settlement Date shall be the next working day for banks. The interest shall be calculated as compound interest for the unpaid interests.

4．3  Interest shall be paid in the currency of the principal.

Article 5 Repayment of the Loan

5．1  The Borrower should repay the principal of the loan in full within five working days after the maturity date.

Article 6 Collateral

6．1  This loan is not secured by any collateral.

Article 7 Repayment before Maturity Date

7．1  In the event that the Borrower repays part of the principal before the maturity date, the interest on such early repayment shall be calculated on the actual number of days outstanding.

Article 8 Liability for Breaching contract

8.  1  The Lender breaches this agreement under the following circumstances:

(1) Failure to perform and comply with the clauses set forth under this agreement and having no remedy or rectification within 30 days after the occurrence of non-performance or non-appliance;

(2) Failure to transfer the amount of the loan to the Borrower as the transferring plan demanded.

8．2  If the Borrower breaches the contract, the Lender has the right to take any or all of the following actions immediately:

(1) Announcing part of or all of principle and the interest becomes due, and require the Borrower to make repayment immediately or by any other deadline;

(2) Any other measures can be taken in accordance with the agreement or the law.

Any the costs or the losses incurred at the Lender’s attempt in claiming the loan shall be paid by the Borrower. The Borrower shall waive the right of defense unconditionally when the Lender takes into any or all of the above measures.

Article 9 Miscellaneous

9．1  Any amendment or supplement to this agreement shall be negotiated by both parties and properly documented by amendment/supplementary agreement. Any amendment/supplementary to this agreement are integral parts of this agreement, and have the same legal effect of this agreement.

9．2  The Lender may transfer part of or all of the rights under this agreement on condition that such transfer has been notified to the Borrower in a timely manner. Any transfer of such of the Lender without written consent of the Borrower shall be invalid.

9．3  This agreement becomes effective after (1) properly signed by legal representatives or authorized representatives of both the Borrower and the Lender; (2) properly sealed of both parties’ official seals; and (3) registered to the Foreign Exchange Administrative Department. This agreement shall expire after the Borrower pays off all principal amount and interests that are payable to the Lender.

9．4  This agreement shall be governed by the relevant laws of the People’s Republic of China (not including laws of Hong Kong, Macao, and Taiwan).

9．5  The contract has been made in 4 copies. Each party holds two copies, each copy of this agreement has the same legal effect.

Signature as follow

Borrower: SkyPeople Juice Group Co., Ltd.	Lender: SkyPeople International Holdings Group Limited
Authorized Representative: /s/ Hongke Xue	Authorized Representative: /s/ Yongke Xue
Date: February 18, 2013